Exhibit 99.1

Chaparral Energy Announces 2019 Operational and Capital Guidance, Schedules 2018 Year-end Results Call
Oklahoma City, February 26, 2019 - Chaparral Energy, Inc. (NYSE: CHAP) today announced 2019 production and capital investment guidance.
Highlights

•	Forecasted 2019 total company production of 25 to 27 thousand barrels of oil equivalent per day (MBoe/d)

•	Estimated 2019 STACK production of 21 to 23 MBoe/d, which represents an anticipated 45% to 59% year-over-year growth

•	Planned total capital investment of $275 to $300 million, which includes STACK/Merge operated drilling and completion (D&C) capital of $210 to $225 million

•	Continued strong lease operating expense (LOE) cost control performance, with 2019 STACK LOE/Boe guidance of $3.75 to $4.25

“Last year was a truly remarkable year in Chaparral’s storied history. From achieving record STACK production to lowering our overall cost structure and enhancing our liquidity through our bond offering, Chaparral continues to set itself apart as a premier STACK operator,” said Chaparral Chief Executive Officer Earl Reynolds. “As we continue to build upon these successes in 2019 and beyond, our focus remains steadfast on drilling highly economic wells, maximizing margins through low-cost operations, industry-leading execution and maintaining financial discipline. Our favorable service contracts and agile operating structure, coupled with the STACK’s numerous economic benefits allow us to quickly and effectively respond to changes within the market and optimize our financial flexibility.”
“Once we complete the drilling of our Canadian County Merge and Kingfisher County near-term spacing tests, we will reduce our rig count from four to three in the second quarter. This strategic reduction will allow us to lower our capital budget, while still competitively growing production,” said Reynolds. “We are extremely excited about the future and will continue to execute on our strategy to profitably grow reserves and production, while protecting our strong balance sheet to generate long-term value for our shareholders.”
2019 Operational and Capital Guidance
Chaparral anticipates 2019 total company production to be between 25 to 27 MBoe/d, which represents an anticipated 22% to 32% year-over-year growth. Total STACK production is expected to be between 21 and 23 MBoe/d, which is a forecasted year-over-year growth rate of 45% to 59%. While full year production will have significant growth, first quarter production will be impacted by the timing of first sales associated with Chaparral’s current spacing tests and remaining drilling joint venture wells. The company anticipates first sales from only approximately 10% of its total 2019 operated D&C program’s net wells in the first quarter. The company expects first sales from its 11-well Canadian County Merge spacing test, which it began drilling late last year, to occur during the second quarter.

Production Guidance

	4Q18E	1Q19E1	2019E
Total Company Average Daily Production (MBoe/d)	21.7	20.5 - 21.5	25.0 - 27.0
STACK Average Daily Production (MBoe/d)	16.6	15.5 - 16.5	21.0 - 23.0
1First quarter 2019 total company and STACK production guidance reflects impact due to timing associated with production from the company’s multi-well spacing tests and remaining drilling joint venture wells.

The company plans to invest $275 to $300 million in capital in 2019, of which $228 to $248 million is dedicated to D&C activities in the prolific STACK/Merge Play. Chaparral plans to decrease its rig count from four to three rigs during the second quarter. The company expects to invest approximately 60% of its operated D&C in Canadian County, 20% in Kingfisher County and 20% in Garfield County in 2019. Additionally in 2019, the company plans to complete the remaining eight wells in its drilling joint venture program with Bayou City Energy.
Chaparral’s 2019 acquisition budget of $12.5 to $17.5 million will be significantly less than 2018, as 2018 included $55 million associated with its 7,000-acre, bolt-on acquisition in Kingfisher County. The 2019 acquisition budget will be primarily related to acreage poolings associated with its operated D&C program.
Total company LOE/Boe in 2019 is expected to be between $5.00 and $5.50. With a much lower per barrel operating cost, Chaparral’s STACK LOE/Boe is estimated to be between $3.75 and $4.25. The company’s total cash general and administrative per barrel cost (G&A/Boe) is anticipated to be $2.85 to $3.35.

Financial Guidance (in millions unless otherwise noted)

2019E
Operated D&C	$210 - $225
Non-Operated D&C	$17.5 - $22.5
Acquisitions	$12.5 - $17.5
Other[1]	$35
Total Capital Expenditures	$275 - $300

Total Company LOE ($/Boe)	$5.00 - $5.50
STACK LOE ($/Boe)	$3.75 - $4.25

Cash G&A Expense ($/Boe)	$2.85 - $3.35

Anticipated Proceeds from Asset Sales	$5 - $10
1 Includes workovers, capitalized interest and capitalized G&A

2018 Year-End Earnings Release and Conference Call
Chaparral will provide additional guidance details when it announces its year-end 2018 financial and operational results with the filing of its 10-K report on Thursday, March 14. The company will host a conference call to discuss its results that morning at 9 a.m. Central.

Interested parties may access the call toll-free at 877-790-7727 and ask for the Chaparral Energy conference call 10 minutes prior to the start time. The conference ID number is 4093425. In addition, a live webcast of the call will be available through the Investor section of the company’s website. For those who cannot listen to the live call, a recording will be available shortly after the call’s conclusion at chaparralenergy.com/investors.
A copy of the 10-K and corresponding earnings release and presentation will be available on the Investor section of the company’s website at chaparralenergy.com/investors, as well as the Securities and Exchange Commission’s website at sec.gov.
Statements made in this release contain “forward-looking statements.” These statements are based on certain assumptions and expectations made by Chaparral, which reflect management’s experience, estimates and perception of historical trends, current conditions, anticipated future developments, potential for reserves and drilling, completion of current and future acquisitions and growth, benefits of acquisitions, future competitive position and other factors believed to be appropriate. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our ability to find oil and natural gas reserves that are economically recoverable, the volatility of oil and natural gas prices, the uncertain economic conditions in the United States and globally, the decline in the reserve values of our properties that may result in ceiling test write-downs, our ability to replace reserves and sustain production, our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in prospect development and property acquisitions or dispositions and in projecting future rates of production or future reserves, the timing of development expenditures and drilling of wells, the impact of natural disasters on our present and future operations, the impact of government regulation and the operating hazards attendant to the oil and natural gas business. Initial production (IP) rates are discreet data points in each well’s productive history. These rates are sometimes actual rates and sometimes extrapolated or normalized rates. As such, the rates for a particular well may decline over time and change as additional data becomes available. Peak production rates are not necessarily indicative or predictive of future production rates or economic rates of return from such wells and should not be relied upon for such purpose. The ability of the company or the relevant operator to maintain expected levels of production from a well is subject to numerous risks and uncertainties, including those referenced and discussed above. In addition, methodology the company and other industry participants utilize to calculate peak IP rates may not be consistent and, as a result, the values reported may not be directly and meaningfully comparable. Please read “Risk Factors” in our annual reports, form 10-K or other public filings. We undertake no duty to update or revise these forward-looking statements.
About Chaparral
Chaparral Energy (NYSE: CHAP) is an independent oil and natural gas exploration and production company headquartered in Oklahoma City. Founded in 1988, Chaparral is a pure-play operator focused in Oklahoma’s highly economic STACK Play, where it has approximately 127,000 net acres primarily in Kingfisher, Canadian and Garfield counties. The company has approximately 265,000 net surface acres in the Mid-Continent region. For more information, visit chaparralenergy.com.

Investor Contact	Media Contact
Al Petrie	Brandi Wessel
Al Petrie Advisors	Communications Manager
504-799-1953	405-426-6657
al@alpetrie.com	brandi.wessel@chaparralenergy.com